Exhibit (h)i. c3.

AMENDMENT TO PARTICIPATION AGREEMENT

ING VARIABLE PRODUCTS TRUST

THIS AMENDMENT is made the 6th day of September, 2008, by and among Massachusetts Mutual Life Insurance Company (the “Company”), a life insurance company organized under the laws of the Commonwealth of Massachusetts, on its own behalf and on behalf of its Separate Accounts (the “Account(s)”) as listed on the amended Schedule A hereto; ING Variable Products Trust (the “Trust”), an open-end management investment company and business trust organized under the laws of the Commonwealth of Massachusetts, and ING Funds Distributor, LLC (hereinafter the “Distributor”), a Delaware limited liability company (collectively, “the Parties”).

WHEREAS, the Parties executed a Participation Agreement dated April 26, 2006 (the “Agreement”), and

WHEREAS, the Parties desire to further amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1.	ING Variable Products Trust (the “Trust”), the open-end management investment company and business trust organized under the laws of the Commonwealth of Massachusetts shall be removed from the Participation Agreement dated April 23, 2006 and any and all subsequent amendment.

2.	The ING Investors Trust (“IIT”), an open-end management investment company and business trust organized under the laws of the Commonwealth of Delaware shall be added to the agreement.

3.	By replacing the existing Schedule B with the Amended Schedule B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY	ING VARIABLE PRODUCTS TRUST

/S/ JO-ANNE RANKIN	/S/ TODD MODIC
Jo-Anne Rankin	Todd Modic
Vice President & Actuary	Senior Vice President

ING FUNDS DISTRIBUTOR, LLC	ING INVESTORS TRUST

/S/ MARK SPINA	/S/ TODD MODIC
Mark Spina	Todd Modic
President, Chief Executive Officer	Senior Vice President

AMENDED SCHEDULE B

DESIGNATED PORTFOLIOS:

ING Global Real Estate Portfolio-Class S